UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

HealthWarehouse.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT INFORMATION FROM YOUR BOARD OF DIRECTORS

August 9, 2013

Dear Fellow Common Stockholder:

Your Board of Directors would like to thank all of our stockholders who have voted with us to date. If you have not yet voted, please do so now. Every vote is important!

WHAT YOU NEED TO DO NOW!

•	If you have not yet voted, we urge you to vote the enclosed WHITE proxy card today. You may also vote by telephone or the Internet by following the instructions on the WHITE card.
•	Please do not vote any gold proxy sent to you by HWH Lending, LLC and Milfam I L.P., who hold a majority of our Series B preferred stock (the “Preferred Series B Group”).
•	If you have voted a gold proxy card, you can still vote the enclosed WHITE proxy card, as only your latest dated proxy counts.

WE BELIEVE THE FOLLOWING ACTIONS OF THE PREFERRED SERIES B GROUP ARE NOT IN YOUR BEST INTERESTS!

•	Their attempted forced sale of our assets in January 2013 in order to have their $3 million of loans repaid, which would have likely wiped out the value of your common stock and which we believe caused a substantial decline in our stock price.

•	Their rejection of a second seat on your Board, which we offered to them to avoid a costly and expensive proxy fight.

•	Their current attempt to acquire control of your Company, with no premium paid to you!

•	Their selection of two nominees who work for them at LiveWire Mobile, which we believe may cause those nominees to favor the Preferred Series B Group over you. LiveWire Mobile has performed poorly in an industry they claim to know.

•	Their selection of two nominees who have no experience in our industry.

•	Their lack of any cash investment in our common stock.

•	Their involvement with a felon convicted of material violations of the federal securities laws, who is banned for life from serving as a director or officer of any public company. Even Karen Singer had to forfeit her shares in The Cooper Companies, Inc. because of her husband’s fraudulent schemes in such company. If you receive any calls from Gary Singer, please let us know, as he is not supposed to be part of their proxy solicitation.

•	Their focus on past dealings with Mr. Peppel, including at least one misstatement of fact. Mr. Peppel resigned in April 2012 and his conviction was unrelated to the Company. The group also complains about items that occurred under the watch of their representative, Mr. Matthew Stecker.

ASK YOURSELF WHO YOU TRUST TO PROTECT YOUR COMMON STOCK!

•	The Preferred Series B Group sought a forced sale of the Company’s assets for their benefit in January 2013, even though it would have likely wiped out the value of your common stock.

•	We believe the Preferred Series B Group may seek another forced sale of assets in order to receive the $4 million liquidation preference on their preferred stock. If the Preferred Series B Group intended to operate the Company, ask yourself why they selected two nominees who have no experience in our industry.

•	Two members of your Board of Directors have a substantial personal investment in the common stock of your Company. By comparison, none of the members of the Preferred Series B Group nor any of the group’s nominees has any current cash investment in our common stock.

•	Your Board is trying to preserve the value of your common stock by rejecting the continued efforts of the Preferred Series B Group to acquire control of your Company, as we believe the group may seek to liquidate the Company or sell the Company’s assets if it acquires control of the Board of Directors.

Please vote your shares by signing, dating and mailing the enclosed WHITE proxy card as soon as possible. In addition, you may vote over the Internet or by telephone by following the directions on your WHITE proxy card. Your Vote Is Important, No Matter How Many Shares You Own.

On behalf of your Board of Directors, we thank you for your support.

/s/ Lalit Dhadphale
Lalit Dhadphale
President and Chief Executive
Officer

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

AST Phoenix Advisors

6201 15th Avenue, 3rd Floor

Brooklyn, NY 11219

For shareholder questions: 1-877-478-5038.

For banks and brokers: 1-212-493-3910.

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